As filed with the Securities and Exchange Commission on June 1, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

VITALSTREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0429944 (I.R.S. Employer Identification No.)

One Jenner, Suite 100
Irvine, California 92618
(949) 743-2000
(Address of Principal Executive Offices,
including Zip Code)

VitalStream Holdings, Inc. 2001 Stock Incentive Plan
(Increased Second Amended and Restated)
(Full title of the plan)

Arturo Sida General Counsel One Jenner, Suite 100 Irvine, California 92618 (949) 743-2000 (Name, address and telephone number, including area code, of agent for service)	Copy to: Bryan T. Allen, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111-1537 Telephone: (801) 532-7840

_____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Options to purchase Common Stock Common Stock, $.0.001 par value	6,500,000 6,500,000	N/A $0.545	N/A $3,542,500	N/A $417

(1)

This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2001 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration those results in an increase in the number of outstanding shares of Common Stock of VitalStream Holdings, Inc.

(2)

Calculated solely for purposes of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of VitalStream Holdings, Inc. as reported by the OTC Bulletin Board on May 25, 2005.

Registration of Additional Securities - Explanatory Note

               In accordance with General Instruction E of Form S-8, VitalStream Holdings, Inc. (the "Registrant" or "Company") is registering 6,500,000 additional options to purchase shares of common stock, $0.001 par value per share (the "Common Stock") and 6,500,000 shares of Common Stock pursuant to the Company's 2001 Stock Incentive Plan (Increased Second Amended and Restated) (the "Stock Plan"). The Registrant currently has an effective registration statement filed on Form S-8 relating to the Stock Plan that registered securities of the same class as those being registered herewith. The Registrant incorporates by reference that registration statement on Form S-8 (File No. 333-82218) filed with the Securities and Exchange Commission (the "SEC") on February 5, 2002, which is made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

               The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:
(1)	The Registrant's Annual Report on Form 10-K, File No. 001-10013, filed with the SEC on March 31, 2005.

(2)	The Registrant's Current Report on Form 8-K, File No. 001-10013, filed with the SEC on May 3, 2005.

(3)	The Registrant's Current Report on Form 8-K, File No. 001-10013, filed with the SEC on May 11, 2005.

(4)	The Registrant's Quarterly Report on Form 10-Q, File No. 001-10013, filed with the SEC on May 16, 2005.

(5)	The description of the Common Stock of the Registrant contained in its Form S-2/A, File No. 333-117456, filed with the SEC on September 13, 2004.

               In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

               The Articles of Incorporation of the Registrant provide that the Registrant shall indemnify officers and directors against all expenses (including attorneys' fees), judgments and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by them because they are or were a director or officer of the Registrant unless they are adjudged to have been negligent or to have engaged in misconduct in the performance of their duty.

               The Bylaws of the Registrant provide that the Registrant shall indemnify any officer or director who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than any action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit, or proceeding, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               The Articles of Incorporation also provide that officers and directors shall have no personal liability to the Registrant or its stockholders for damages for breach of a fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of the provisions of section 78.300 of the Nevada Revised Statutes ("NRS") as amended or succeeded.

               The Bylaws provide that the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Registrant, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect of any matter to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that a court shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses.

               The provisions of the Registrant's Articles of Incorporation and Bylaws are limited by Section 78.751 of the NRS, which provides that a corporation may not indemnify a director or officer unless authorized in the specific case upon a determination by the board of directors, a committee of the board of directors, special legal counsel or by the stockholders that indemnification is proper in the circumstances.

               The Bylaws provide that expenses incurred by an officer or director in their defense shall be paid by the Registrant in advance of the final disposition of the action. Furthermore, the Bylaws provide that the Registrant may purchase director and officer insurance to protect officers and directors against loss whether or not the Registrant has or would be able to indemnify the officers and directors against such loss. The Registrant has obtained insurance in this regard.

Item 8. Exhibits.

Exhibit Number	Title of Document	Location

4.1	Articles of Incorporation, as amended to date	Exhibit to Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 0-17020*
4.2	Bylaws	Exhibit to Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, File No. 0-17020*
4.3	2001 Stock Incentive Plan (Increased Second Amended and Restated)	Filed Herewith
5	Opinion of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith
23.1	Consent of Rose, Snyder and Jacobs	Filed herewith
23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith (included in Exhibit No. 5)
24	Powers of Attorney	Included on Page 5 hereof

_________________________________

* Incorporated by reference.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to:

	(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement;

	(iii)	Include any additional or changed information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 30th day of May, 2005.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Philip N. Kaplan

President

ADDITIONAL SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below hereby constitutes and appoints Philip N. Kaplan and Arturo Sida, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Philip N. Kaplan	President, Chief Operating Officer and Director	May 30, 2005
(Principal Executive Officer and authorized
Philip N. Kaplan	representative of the Company in the United States)

/s/ Mark Z. Belzowski	Chief Financial Officer	May 30, 2005
(Principal Financial Officer)
Mark Z. Belzowski

/s/ Charles Lyons	Director	May 30, 2005

Charles Lyons

/s/ Raymond L. Ocampo Jr.	Director	May 30, 2005

Raymond L. Ocampo Jr.

/s/ Salvatore Tirabassi	Director	May 30, 2005

Salvatore Tirabassi

/s/ Leonard Wanger	Director	May 30, 2005

Leonard Wanger

/s/ Philip Sanderson	Director	May 30, 2005

Philip Sanderson

VITALSTREAM HOLDINGS, INC.

EXHIBIT INDEX

Exhibit Number	Title of Document	Location

4.1	Articles of Incorporation, as amended to date	Exhibit to Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 0-17020*
4.2	Bylaws	Exhibit to Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, File No. 0-17020*
4.3	2001 Stock Incentive Plan (Increased Second Amended and Restated)	Filed herewith
5	Opinion of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith
23.1	Consent of Rose, Snyder and Jacobs	Filed herewith
23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith (included in Exhibit No. 5)
24	Powers of Attorney	Included on Page 5 hereof

            _________________________________

            * Incorporated by reference.